Exhibit 99.1

AAON Reports Fourth Quarter and Full Year 2025 Results
Carries Record Backlog into 2026

Full Year 2025 Results
(All comparisons are year-over-year, unless otherwise noted)

•Delivered strong sales growth in 2025, while margins and earnings reflected strategic investments in production expansion and ERP implementation to support future growth
◦Net sales increased 20.1% to $1.44 billion compared to $1.20 billion in 2024
◦Gross margin was 26.7% compared to 33.1% in 2024
◦GAAP diluted EPS was $1.29 compared to $2.02 in 2024
•Robust bookings trends of both AAON- and BASX-branded equipment support continued market share gains
◦Record year-end backlog of $1.83 billion, up 110.9% year-over-year, providing strong visibility entering 2026

Fourth Quarter 2025 Results
(All comparisons are year-over-year, unless otherwise noted)

•Delivered strong sales growth in the quarter, while margins reflected capacity expansions and upfront fixed costs absorption associated with production ramp-up
◦Net sales increased 42.5% to $424.2 million compared to $297.7 million in the fourth quarter of 2024
◦Gross margin was 25.9% compared to 26.1% in the fourth quarter of 2024
◦GAAP diluted EPS was $0.39 compared to $0.30 in the fourth quarter of 2024
Company Introduces 2026 Outlook

•2026 outlook reflects revenue growth of 18-20% and gross margins of approximately 29-31%, supported by record backlog, expanded capacity, and improving operational execution

TULSA, Okla., March 2, 2026 - AAON, INC. (NASDAQ-AAON), a leader in high-performing, energy-efficient HVAC solutions that bring long-term value to customers and owners, today announced its results for the fourth quarter and full year 2025.

Full Year 2025 Results

“2025 represented a year of record growth for AAON, driven by strong bookings and sales reflecting expanding market share and growing demand for our products and custom solutions,” said AAON President and CEO Matt Tobolski. “During the year, we executed on targeted investments to support long-term growth and profitability. These actions included strengthening our leadership team, enhancing supply chain management capabilities, and expanding manufacturing capacity. These investments have increased production throughput and expanded our ability to serve customers at scale, although lead times have remained extended as a result of strong order activity and recovery from prior production challenges.

“Our manufacturing footprint increased approximately 25%, and our production capacity for BASX-branded data center equipment more than doubled following the renovation and commissioning of our new 787,000-square-foot Memphis,

Tennessee facility. Together, these investments have significantly strengthened the Company's operating foundation and position us well for continued growth and margin improvement in 2026 and beyond.

“The BASX brand more than doubled revenue and ended the year with backlog up 141.3%, reflecting strong adoption of our customized air-side and liquid cooling solutions in the data center market. Demand for AAON-branded equipment also remained strong, and production increased steadily throughout the year, with additional ramping planned. We made substantial progress stabilizing and advancing the implementation of our new Enterprise Resource Planning ("ERP") system. While the ERP rollout initially impacted production at our Longview, TX facility, operating performance improved consistently over time, reinforcing our confidence in execution as we focus on continued operational improvement and meeting customer commitments.”

Fourth Quarter 2025 Results

Net sales for the fourth quarter of 2025 increased 42.5% to $424.2 million, from $297.7 million in the fourth quarter of 2024. BASX-branded sales increased 138.8% to $181.4 million, reflecting strong demand for both air-side and liquid cooling equipment for data center applications. AAON-branded sales increased 9.5% to $242.8 million, supported by a strong backlog and favorable comparison to the prior-year period, which was adversely impacted by the industry's refrigerant transition. Booking activity remained solid across both brands, led by the BASX brand, which ended the quarter with backlog up 141.3%, while AAON-branded bookings increased approximately 20% compared to the prior-year period.

Gross profit margin in the quarter was 25.9%, compared to 26.1% in the prior-year period. The modest year‑over‑year decline primarily reflected unabsorbed fixed‑cost investments at the Company's new Memphis facility as production capacity was brought online to support a significant ramp of BASX‑branded data center equipment, positioning the business for improved operating leverage as volume scales.

Earnings per diluted share were $0.39, an increase of 30.0% year-over-year.

Dr. Tobolski added, “During the quarter, we made meaningful progress expanding production capacity and further advanced our operational readiness for sustained long-term growth. Production at our new Memphis facility is ramping rapidly, while our Longview, Texas facility continues to scale, increasing our ability to support accelerating demand for our data center equipment. BASX-branded equipment sales increased 138.8% year-over-year in the fourth quarter, and backlog increased 141.3%, providing strong visibility as we enter 2026.

“AAON‑branded equipment sales increased 9.5% year‑over‑year, representing our strongest quarterly growth since the second quarter of 2024. Despite typical seasonal headwinds, we ended the year with backlog up 60.8%, underscoring the strength and durability of underlying demand. We have a clear and disciplined operational plan in place to continue ramping production in 2026, positioning the Company to deliver solid growth and margin expansion.

“Fourth‑quarter margins reflected mixed operating dynamics across our facilities. While production volumes in Tulsa were below plan, Memphis reached profitability earlier than expected, validating our investment strategy. Fixed‑cost under‑absorption continues to pressure consolidated margins in the near term; however, these impacts are largely transitory and directly tied to capacity ramp-up that is already underway, positioning the Company for improved operating leverage as volumes scale. With capacity in place and execution continuing to improve, we remain confident in our path toward meaningful margin expansion throughout 2026."

Backlog

	December 31, 2025	September 30, 2025	December 31, 2024
	(in thousands)
AAON-branded products	$526,350	$423,316	$327,343
BASX-branded products	1,302,145	896,824	539,747
	$1,828,495	$1,320,140	$867,090

Total backlog increased 110.9% year-over-year to $1.83 billion, and increased 38.5% sequentially. Growth was driven primarily by the BASX-brand, with backlog increasing 141.3% from the prior year and 45.2% from the prior quarter, while AAON-branded equipment backlog increased 60.8% year-over-year. The Company's growing backlog and robust order activity demonstrate meaningful market share capture as customers prioritize high-performance, energy-efficient, and reliable infrastructure solutions. A significant portion of the BASX-branded backlog is slated for production at the Memphis facility, which will support a steady ramp in production in 2026.

2026 Outlook

Dr. Tobolski concluded, “As we enter early 2026, we are positioned to build on the investments made throughout 2025 in our people, products, manufacturing capabilities, and working capital. While these initiatives carried upfront costs and impacted near-term results, they have meaningfully strengthened AAON's operating foundation and positioned the Company to meet the growing demand in the data center market.

"Our ERP upgrade presented short-term challenges, which are now largely behind us, and is expected to deliver lasting benefits through improved production throughput, operating efficiency, and margin expansion. We begin 2026 with record backlog, allowing us to remain sharply focused on execution and customer delivery. To support a disciplined ramp in production throughput and accelerate margin improvement, we have moderated the pace of near-term ERP rollouts, enhancing returns on our recent investments while ensuring the Company remains well positioned for future IT system upgrade.

"With these actions in place, and with operational execution continuing to improve, we expect 2026 sales to grow 18%-20%, with gross margin of 29%-31%. We also anticipate SG&A expenses as a percentage of sales will be approximately 16% and expect depreciation and amortization expenses of $95-$100 million.”

Current
Metric	FY26

YoY Sales Growth	18%-20%

Gross Profit Margin	29%-31%

SG&A as a % of sales	~16%

Depreciation & Amortization	$95M-$100M

Segment Results

AAON Oklahoma

	Three Months Ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Net sales	$215,503	$238,748	$193,957

Gross profit	$59,168	$78,803	$59,516
Gross profit margin	27.5%	33.0%	30.7%

Net sales for the AAON Oklahoma segment totaled $215.5 million, an increase of 11.1% year-over-year, driven by a strong starting backlog and ongoing production enhancements that improved backlog conversion despite a challenging industry environment. Results in the fourth quarter of 2025 also benefited from a favorable comparison to the prior-year period, which saw disruption due to the industry's refrigerant transition in the prior-year period.

Gross margin for the segment was 27.5%, compared to 30.7% in the fourth quarter of 2024. The year-over-year decrease was fully attributable to $6.4 million of incremental overhead associated with the Company's new Memphis facility, reflecting investments made to support future production growth and operating leverage.

AAON Coil Products

	Three Months Ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Net sales	$102,619	$70,246	$53,019

Gross profit	$21,827	$7,758	$8,535
Gross profit margin	21.3%	11.0%	16.1%

Net sales for the AAON Coil Products segment totaled $102.6 million, up 93.6% compared to the same period last year. Growth was driven primarily by $75.3 million in BASX-branded liquid cooling sales, which increased 198.7% during the period. AAON-branded sales declined 1.8% year-over-year, but increased 15.2% sequentially, highlighting strengthening production momentum.

AAON Coil Products gross margin was 21.3%, increasing year-over-year from 16.1% and sequentially from 11.0%. The year‑over‑year margin expansion reflected improved operating leverage on higher throughput at the Longview facility, along with a favorable mix of higher-margin BASX sales. This was partially offset by a full five‑day plant shutdown at Longview at year‑end to conduct a wall‑to‑wall inventory count.

BASX

	Three Months Ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Net sales	$106,095	$75,244	$50,742

Gross profit	$28,775	$20,300	$9,564
Gross profit margin	27.1%	27.0%	18.8%

Net sales for the BASX segment increased 109.1% to $106.1 million, compared to $50.7 million in the prior-year period. The year-over-year increase was driven by continued strong demand for data center equipment, supported by robust order intake and elevated backlog levels. Increased production from the Company's new Memphis facility played a key role in expanding capacity and driving higher sales.

BASX segment gross margin was 27.1%, compared to 18.8% in the prior-year period. The year‑over‑year improvement reflected a favorable comparison and accelerating production at the Memphis facility.

Balance Sheet & Cash Flow

As of December 31, 2025, the company had cash, cash equivalents and restricted cash of $1.2 million and a balance on its revolving credit facility of $398.3 million. Rebecca Thompson, AAON CFO and Treasurer, commented, “In 2025, we made substantial capacity and working‑capital investments to support our expanding backlog and ongoing market share gains. As returns on these investments begin to materialize, we expect operating cash flow to improve significantly in 2026, supported by higher earnings and improved working‑capital efficiency. This gives us flexibility to continue to focus on our investment in growth for the future with capital expenditure plans of $190.0 million in 2026.”

Conference Call

The company will host a conference call and webcast this morning at 9:00 a.m. EST to discuss the fourth quarter of 2025 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-888-880-3330. To access the listen-only webcast, please register at https://app.webinar.net/X2DbRx9Pk8v. On the next business day following the call, a replay of the call will be available on the company’s website at https://aaon.com/investors.

About AAON

Founded in 1988, AAON is a global leader in HVAC solutions for commercial, industrial and data center indoor environments. The company's industry-leading approach to designing and manufacturing highly configurable and custom-made equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. Its highly engineered equipment is sold under the AAON and BASX brands. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.aaon.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in any forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in AAON’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by AAON’s Quarterly Reports on Form 10-Q, and AAON’s Current Reports on Form 8-K.

Contact Information

Joseph Mondillo
Director of Investor Relations & Corporate Strategy
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(in thousands, except per share data)
Net sales	$424,217	$297,718	$1,442,076	$1,200,635
Cost of sales	314,447	220,103	1,056,352	803,526
Gross profit	109,770	77,615	385,724	397,109
Selling, general and administrative expenses	65,810	48,194	239,480	188,014
Gain on disposal of assets	—	(8)	(4)	(23)
Income from operations	43,960	29,429	146,248	209,118
Interest expense	(5,762)	(1,208)	(17,726)	(2,905)
Other income, net	124	45	230	378
Income before taxes	38,322	28,266	128,752	206,591
Income tax provision	6,290	3,576	21,159	38,032
Net income	$32,032	$24,690	$107,593	$168,559
Earnings per share:
Basic EPS	$0.39	$0.30	$1.32	$2.07
Diluted EPS	$0.39	$0.30	$1.29	$2.02
Cash dividends declared per common share:	$0.10	$0.08	$0.40	$0.32
Weighted average shares outstanding:
Basic	81,657,463	81,345,236	81,529,140	81,473,131
Diluted	83,160,224	83,575,989	83,105,538	83,629,502

AAON, Inc. and Subsidiaries
Segment Net Sales and Profit
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(in thousands)
AAON Oklahoma
External sales	$215,503	$193,957	$801,209	$858,711
Inter-segment sales	29,304	2,116	48,198	6,336
Eliminations	(29,304)	(2,116)	(48,198)	(6,336)
Net sales	215,503	193,957	801,209	858,711
Cost of sales[1]	156,335	134,441	569,121	538,124
Gross profit	59,168	59,516	232,088	320,587
AAON Coil Products
External sales	$102,619	$53,019	$325,353	$143,871
Inter-segment sales	4,298	4,298	16,005	20,192
Eliminations	(4,298)	(4,298)	(16,005)	(20,192)
Net sales	102,619	53,019	325,353	143,871
Cost of sales[1]	80,792	44,484	255,681	116,287
Gross profit	21,827	8,535	69,672	27,584
BASX
External sales	$106,095	$50,742	$315,514	$198,053
Inter-segment sales	(74)	404	502	666
Eliminations	74	(404)	(502)	(666)
Net sales	106,095	50,742	315,514	198,053
Cost of sales[1]	77,320	41,178	231,550	149,115
Gross profit	28,775	9,564	83,964	48,938
Consolidated gross profit	$109,770	$77,615	$385,724	$397,109
1 Presented after intercompany eliminations.

The reconciliation between consolidated gross profit to consolidated income from operations is as follows:

Consolidated gross profit	$109,770	$77,615	$385,724	$397,109
Less: Selling, general and administrative expenses	65,810	48,194	239,480	188,014
Add: gain on disposal of assets	—	8	4	23
Consolidated income from operations	$43,960	$29,429	$146,248	$209,118

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	December 31, 2025	December 31, 2024
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$13	$14
Restricted cash	1,226	6,500
Accounts receivable, net	314,387	147,434
Income tax receivable	27,445	4,115
Inventories, net	261,151	187,420
Contract assets, net	247,037	135,421
Prepaid expenses and other	17,921	7,308
Total current assets	869,180	488,212
Property, plant and equipment, net	631,262	510,356
Intangible assets, net and goodwill	165,799	160,152
Right of use assets	17,988	15,436
Other long-term assets	2,281	242
Deferred tax assets	—	836
Total assets	$1,686,510	$1,175,234

Liabilities and Stockholders' Equity
Current liabilities:
Debt, short-term	$—	$16,000
Short-term obligations of NMTC	7,535	—
Accounts payable	110,437	44,645
Accrued liabilities	132,213	99,347
Contract liabilities	80,670	14,913
Total current liabilities	330,855	174,905
Debt, long-term	398,320	138,891
Deferred tax liabilities	30,313	—
Other long term liabilities	23,299	20,743
New market tax credit obligations[1]	8,738	16,113
Commitments and contingencies (Note 20)
Stockholders' equity:
Common stock, $.004 par value, 200,000,000 shares authorized, 81,691,075 and 81,436,594 issued and outstanding at December 31, 2025 and 2024, respectively	327	326
Additional paid-in capital	64,358	68,946
Retained earnings	830,300	755,310
Total stockholders' equity	894,985	824,582
Total liabilities and stockholders' equity	$1,686,510	$1,175,234

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
	2025	2024
Operating Activities
Net income	$107,593	$168,559
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	79,191	62,735
Amortization of debt issuance costs	394	154
Amortization of right of use assets	166	189
Provision for (recoveries of) losses on accounts receivable, net of adjustments	70	715
Provision for losses on contract assets, net of adjustments	200	399
Provision for (recoveries of) excess and obsolete inventories, net of write-offs	152	(968)
Share-based compensation	17,994	16,729
Other	(15)	(4)
Deferred income taxes	31,149	(6,606)
Changes in assets and liabilities:
Accounts receivable	(167,023)	(10,041)
Income tax receivable	(23,330)	(5,285)
Inventories	(73,883)	27,080
Contract assets	(111,816)	(90,626)
Prepaid expenses and other long-term assets	(11,673)	(3,707)
Accounts payable	52,904	16,959
Contract liabilities	65,757	1,156
Extended warranties	831	1,835
Accrued liabilities and other long-term liabilities	31,873	13,259
Net cash provided by operating activities	534	192,532
Investing Activities
Capital expenditures	(190,563)	(195,660)
Proceeds from government incentive grant	12,000	—
Proceeds from sale of property, plant and equipment	40	25
Acquisition of intangible assets	(14,329)	(17,491)
Principal payments from note receivable	435	51
Net cash used in investing activities	(192,417)	(213,075)
Financing Activities
Borrowings of debt	915,391	717,897
Payments of debt	(672,204)	(601,091)
Proceeds from financing obligation, net of issuance costs	—	4,186
Payment related to financing costs	(1,395)	(664)
Stock options exercised	17,144	31,861
Repurchase of stock - open market	(29,995)	(100,034)
Repurchases of stock - LTIP plans (Note 18)	(9,730)	(8,037)
Cash dividends paid to stockholders	(32,603)	(26,084)
Net cash provided by (used in) financing activities	186,608	18,034
Net (decrease) increase in cash, cash equivalents, and restricted cash	(5,275)	(2,509)
Cash, cash equivalents, and restricted cash, beginning of year	6,514	9,023
Cash, cash equivalents, and restricted cash, end of year	$1,239	$6,514

Use of Non-GAAP Financial Measures

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The company believes that this non-GAAP financial measure enhances the ability of investors to analyze the company’s business trends and operating performance as they are used by management to better understand operating performance. Since adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures and are susceptible to varying calculations, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

Non-GAAP Adjusted Net Income

The company defines non-GAAP adjusted net income as net income adjusted for any infrequent events, such as litigation settlements, net of profit sharing and tax effect, in the periods presented.

The following table provides a reconciliation of net income (GAAP) to non-GAAP adjusted net income for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income, a GAAP measure	$32,032	$24,690	$107,593	$168,559
Add: Memphis incentive fee[1]	—	—	6,105	—
Profit sharing effect[2]	—	—	(519)	—
Tax effect	—	—	(1,369)	—
Non-GAAP adjusted net income	$32,032	$24,690	$111,810	$168,559
Non-GAAP adjusted earnings per diluted share	$0.39	$0.30	$1.35	$2.02
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The company’s EBITDA measure provides additional information which may be used to better understand the company’s operations. EBITDA is one of several metrics that the company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the company, may not be comparable to similarly titled measures reported by other companies. The company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the company’s management team and by other users of the company’s consolidated financial statements.

Adjusted EBITDA is calculated as EBITDA adjusted by items in non-GAAP adjusted net income, above, except for taxes, as taxes are already excluded from EBITDA.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income, a GAAP measure	$32,032	$24,690	$107,593	$168,559
Depreciation and amortization	20,353	17,550	79,191	62,735
Interest expense, net	5,762	1,208	17,726	2,905
Income tax expense	6,290	3,576	21,159	38,032
EBITDA, a non-GAAP measure	$64,437	$47,024	$225,669	$272,231
Add: Memphis incentive fee[1]	—	—	6,105	—
Profit sharing effect[2]	—	—	(519)	—
Adjusted EBITDA, a non-GAAP measure	$64,437	$47,024	$231,255	$272,231
Adjusted EBITDA margin	15.2%	15.8%	16.0%	22.7%
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

Non-GAAP Adjusted Selling, General and Administrative Expenses

The following table provides a reconciliation of selling, general and administrative expenses (GAAP) to adjusted selling, general and administrative expenses (non-GAAP) for the periods indicated:

	Q1 2024	Q2 2024	Q3 2024	Q4 2024	2024
	(in thousands)
Non-GAAP Adjusted Selling, General and Administrative Expenses
SG&A, a GAAP measure	$45,288	$45,895	$48,637	$48,194	$188,014
Less: Memphis Incentive Fee[1]	—	—	—	—	—
Profit Sharing effect[2]	—	—	—	—	—
Non-GAAP adjusted SG&A expenses	$45,288	$45,895	$48,637	$48,194	$188,014
As a percent of sales	17.3%	14.6%	14.9%	16.2%	15.7%

	Q1 2025	Q2 2025	Q3 2025	Q4 2025	2025
	(in thousands)
SG&A, a GAAP measure	$51,293	$59,147	$63,230	65,810	239,480
Less: Memphis Incentive Fee[1]	2,700	3,405	—	—	6,105
Profit Sharing effect[2]	(230)	(289)	—	—	(519)
Non-GAAP adjusted SG&A expenses	$48,823	$56,031	$63,230	$65,810	$233,894
As a percent of sales	15.2%	18.0%	16.5%	15.5%	16.2%
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.